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                                                    EXHIBIT 12.1

                    Specialty Paperboard, Inc.
           Computation of Ratio of Earnings to Fixed Charges


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
                                                                              Nine Months
                                                                                 Ended
                                        Year Ended December 31,              September 30,
                               ----------------------------------------      -------------
                               1991     1992     1993     1994     1995      1995     1996
                               ----     ----     ----     ----     ----      ----     ----

Historical:

Income (loss) before
  income taxes                (4,207)   1,434    6,634    7,996    7,529     5,091    7,994
Interest expense               8,231    7,752    3,137    1,356      892       811      310
Rental expense                    --       --       --      681    1,022       843    1,070
                              ------   ------   ------   ------   ------    ------   ------
    Earnings                   4,024    9,186    9,771   10,033    9,443     6,745    9,374

Rental expense                    --       --       --      681    1,022       843    1,070
Interest expense               8,231    7,752    3,137    1,356      892       811      310
                              ------   ------   ------   ------   ------    ------   ------
    Fixed charges              8,231    7,752    3,137    2,037    1,914     1,654    1,380

Ratio of earnings to
  fixed charges                 0.49     1.18     3.11     4.93     4.93      4.08     6.79

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

                                                             Pro Forma
                                                        Nine Months Ended
                                      Pro Forma           September 30,               Pro Forma
                                     Year Ended          -----------------       Latest Twelve Months
                                   December 31, 1995      1995       1996       Ended September 30, 1996
                                   -----------------      ----       ----       ------------------------

Income before income taxes              12,128            8,828      12,321            15,621
Interest expense                         9,825            7,370       7,370             9,825
Rental expense                           1,022              843       1,070             1,249
                                        ------           ------      ------            ------
    Earnings                            22,975           17,041      20,761            26,695

Rental expense                           1,022              843       1,070             1,249
Interest expense                         9,825            7,370       7,370             9,825
                                        ------           ------      ------            ------
    Fixed charges                       10,847            8,213       8,440            11,074

Ratio of earnings to fixed charges        2.12             2.07        2.46              2.41

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